Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No.’s 333-284172 and 333-276815, From S-1 No.’s 333-275245 and 333-266397, and Form S-8 No.’s 333-277961 and 333-272387 of Lipella Pharmaceuticals Inc. (the Company) of our report dated March 27, 2025, relating to the financial statements, which appear in this Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

March 27, 2025